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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13D
                    Under the Securities Exchange Act of 1934



                                  Conseco, Inc
                                (Name of Issuer)



                      Common Stock, no par value per share
                         (Title of Class of Securities)


                                   208-464-107
                                 (CUSIP Number)

                                  James Westra
 Hutchins, Wheeler & Dittmar, 101 Federal Street, Boston, MA 02110,
                                 (617) 951-6600
           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                                December 15, 1999
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

          Note:  Schedules filed in paper format shall include a signed original
          and  five  copies  of  the  schedule,   including  all  exhibits.  See
          ss.240.13d-7 for other parties to whom copies are to be sent.

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas H. Lee Equity Fund IV, L.P.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
          Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With
                         8.    Shared Voting Power.  2,039,541 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  2,039,541 (see Item 5)


  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                    2,039,541 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
                    Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  5.8%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Monitor Clipper Equity Partners, L.P.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
          Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  131,069 (see Item 5)

                         9.    Sole Dispositive Power
                               Shared Dispositive Power.  131,069 (see Item 5)
                        10.


  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               131,069 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  less than 1%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Monitor Clipper Equity Partners (Foreign), L.P.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
          Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

     Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  24,775 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  24,775 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               24,775 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  less than 1%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Monitor Clipper Partners, L.P.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  N/A

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  155,844 (see Item 5)

                         9.    Sole Dispositive Power

                               Shared Dispositive Power.  155,844 (see Item 5)
                        10.

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               151,844 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas H. Lee Foreign Fund IV, L.P.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.   69,869 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  69,869 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               69,869 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas H. Lee Foreign Fund IV-B, L.P.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.    Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  198,087 (see Item 5)

                         9.    Sole Dispositive Power


                        10.    Shared Dispositive Power.  198,087 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               198,087 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          THL Equity Advisors IV, LLC

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  N/A

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.    Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  2,307,497 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  2,307,497 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               2,307,497 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  6.5%

  14.     Type of reporting person (see instructions).  CO

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          1997 Thomas H. Lee Nominee Trust

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  OO

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Massachusetts

      Number of
       Shares            7.    Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  32,714 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  32,714 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               32,714 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  OO

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas H. Lee

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  N/A

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  2,353,475 (See Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  2,353,475 (See Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               2,353,475 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  6.7%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Putnam Investments, Inc. (04-2539558)

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Massachusetts
      Number of
       Shares            7.   Sole Voting Power.  33,516 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  33,516 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               33,516 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  CO

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          David V. Harkins

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  7,179 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  804 (see Item 5)

                         9.    Sole Dispositive Power.  7,179 (see Item 5)

                        10.    Shared Dispositive Power.  804 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.  7,983

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          The 1995 Harkins Gift Trust

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  OO

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Massachusetts

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  804 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  804 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               804 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  OO

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Scott. A. Schoen

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  5,988 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.

                         9.    Sole Dispositive Power.  5,988 (See Item 5)

                        10.    Shared Dispositive Power.

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                5,988 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          C. Hunter Boll

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  5,988 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  5,988 (See Item 5)


                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               5,988 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Scott M. Sperling

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  5,988 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power. 5,988 (See Item 5)


                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                5,988 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Anthony J. DiNovi

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
             Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power. 5,988 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power. 5,988 (See Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               5,988 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas M. Hagerty

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
                Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.     Sole Voting Power. 5,988 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power. 5,988 (See Item 5)


                        10.     Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               5,988 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Warren C. Smith, Jr.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
                Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power. 5,988 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power. 5,988 (See Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               5,988 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Seth W. Lawry

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
                Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  2,495 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  2,495 (See Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               2,495 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Kent R. Weldon

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  1,667 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  1,667 (See Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               1,667 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Terrence M. Mullen

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  1,327 (See Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  1,327 (See Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               1,327 (See Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Todd M. Abbrecht

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  1,327 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  1,327 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               1,327 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Charles A. Brizius

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
                Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  998 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  998 (see Item 5)

                        10.     Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               998 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Scott L. Jaeckel

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  377 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  377 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                377 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Soren L. Oberg

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  377 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  377 (see Item 5)

                        10.    Shared Dispositive Power


  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               377 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas R. Shepherd

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

    Number of
       Shares            7.   Sole Voting Power.  698 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power. 698 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               698 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Wendy L. Masler

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  104 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  104 (see Item 5)


                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               104 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Andrew D. Flaster

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States
-
      Number of
       Shares            7.    Sole Voting Power.  104 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  104 (see Item 5)

                        10.     Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                104 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Stephen Zachary Lee

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  260 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  260 (see Item 5)

                        10.      Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                260 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Charles W. Robins as Custodian for Jesse Albert Lee under the Massachusetts Uniform Transfers to Minors Act

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  130  (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  130 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               130 (see Item

          5.)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Charles W. Robins as Custodian for Nathan Lee under the
          Massachusetts Uniform Transfers to Minors Act

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  130  (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  130 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               130 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Charles W. Robins

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  104 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  520 (see Item 5)

                         9.    Sole Dispositive Power.  104 (see Item 5)


                        10.    Shared Dispositive Power.  520 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               624 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          James Westra

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  104 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  104 (see Item 5)


                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               104 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Thomas H. Lee Charitable Investment Limited Partnership

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Massachusetts

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  13,262 (see Item 5)

                         9.    Sole Dispositive Power
                                 Shared Dispositive Power.  13,262 (see Item 5)
                        10.

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               13,262 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11)  Less than 1%

  14.     Type of reporting person (see instructions).  PN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          RSL Trust

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  OO

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Massachusetts

      Number of
       Shares            7.   Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  260 (see Item 5)

                         9.    Sole Dispositive Power


                        10.     Shared Dispositive Power.  260 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               260 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions)  OO

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          THL Investment Management Corp.

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  WC

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  Delaware

      Number of
       Shares            7.     Sole Voting Power
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power.  2 (see Item 5)

                         9.    Sole Dispositive Power

                        10.    Shared Dispositive Power.  2 (see Item 5)

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                2 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11)  Less than 1%

  14.     Type of reporting person (see instructions).  CO

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Gregory A. Ciongoli

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  31 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  31 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                31  (see item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Nancy M. Graham

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
                Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

     Number of
       Shares            7.    Sole Voting Power.  65 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  65 (see Item 5)


                        10.    Shared Dispositive Power


  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               65 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          P. Holden Spaht

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  63  (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  63  (see Item 5)

                        10.     Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               63 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Diane M. Barriere

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [x]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF
-
   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  8 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  8 (see Item 5)

                        10.     Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
               8 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Kim H. Oakley

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  5  (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  5 (see Item 5)

                        10.    Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                5 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Charles P. Holden

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.   Sole Voting Power.  13 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power. 13 (see Item 5)


                        10.     Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                13 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
               Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

CUSIP No.  208-464-107

   1.     Names of Reporting Persons
          I.R.S. Identification Nos. of above persons (entities only).

          Kevin F. Sullivan

   2.     Check the Appropriate Box if a Member of a Group (See Instructions)

          (a) []

          (b) [X]

   3.     SEC Use Only

   4.     Source of Funds (See Instructions).  PF

   5.     Check if Disclosure of Legal Proceedings is Required Pursuant to
               Items 2(d) or 2(e)     []

   6.     Citizenship or Place of Organization.  United States

      Number of
       Shares            7.    Sole Voting Power.  10 (see Item 5)
    Beneficially
      Owned by
        Each
      Reporting
       Person
        With

                         8.    Shared Voting Power

                         9.    Sole Dispositive Power.  10 (see Item 5)

                        10.       Shared Dispositive Power

  11.     Aggregate Amount Beneficially Owned by Each Reporting Person.
                10 (see Item 5)

  12.     Check Box if the Aggregate Amount in Row (11) Excludes Certain
                Shares (See Instructions)

          []

  13.     Percent of Class Represented by Amount in Row (11).  Less than 1%

  14.     Type of reporting person (see instructions).  IN

                                  SCHEDULE 13D

         Item 1.  Security and Issuer.

         The class of equity securities to which this statement relates is the common stock, no par value per share (the "Shares") of Conseco, Inc., a Delaware corporation (the "Issuer"). The principal executive offices of the Issuer are located at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

         Item 2.  Identity and Background.

(a) - (c) and (f)

         This Schedule 13D is being filed jointly on behalf of the following persons (collectively, the "Reporting Persons"): (1) THL Equity Advisors IV, LLC, a Massachusetts limited liability company ("Advisors"), (2) Thomas H. Lee Equity Fund IV, L.P., a Delaware limited partnership ("Equity Fund"), (3) Thomas
H. Lee Foreign Fund IV, L.P., a Delaware limited  partnership  ("Foreign Fund"),
(4) Thomas H. Lee Foreign Fund IV-B, L.P., a Delaware limited partnership ("Foreign Fund B"), (5) THL Investment Management Corp., a Massachusetts corporation ("Management Corp."), (6) Thomas H. Lee Charitable Investment Limited Partnership, a Massachusetts limited partnership ("Charitable Investment"), (7) State Street Bank & Trust Company, a Massachusetts trust company, not personally but as trustee of the 1997 Thomas H. Lee Nominee Trust (the "Nominee Trust"), (8) Putnam Investments, Inc., a Massachusetts corporation ("Putnam"), (9) Monitor Clipper Equity Partners, L.P., a Delaware limited partnership ("Monitor Partners"), (10) Monitor Clipper Equity Partners (Foreign), L.P., a Delaware limited partnership ("Monitor Partners Foreign"),
(11) Monitor Clipper Partners, L.P., a Delaware limited partnership ("Monitor Clipper Partners"), and (12) certain parties set forth on the attached Schedule I affiliated with Thomas H. Lee Company, a Massachusetts sole proprietorship (together with Foreign Fund, Foreign Fund B, Charitable Investment, Nominee Trust, Putnam and Management Corp., the "Affiliate Purchasers").

     The Address of Monitor Clipper Equity Partners, L.P., Monitor Clipper Equity Partners (Foreign), L.P. and Monitor Clipper Partners, L.P. is Monitor Clipper Partners, 25 First Street, Cambridge, Massachusetts 02141.

     The Address of Putnam Investments, Inc. is Putnam Investments, Inc., One Post Office Square, Boston, Massachusetts 02109.

         The address of each of the other Reporting Persons is c/o Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109.

         Each of Equity Fund, Foreign Fund, Foreign Fund B, Putnam, Monitor Partners and Monitor Partners Foreign is principally engaged in the business of investment in securities. Advisors is principally engaged in the business of serving as general partner of Equity Fund, Foreign Fund and Foreign Fund B. Monitor Clipper Partners is principally engaged in the business of serving as general partner of Monitor Partners and Monitor Partners Foreign. Management Corp. is principally engaged in the business of serving as general partner of THL-CCI Limited Partnership, a Massachusetts limited partnership, which is principally engaged in the business of investment in securities. Charitable Investment is principally engaged in investment in securities. Thomas H. Lee is the general partner of Charitable Investment and the Managing Member of Advisors and is principally engaged in the business of investment in securities.

         Attached as Schedule II to this Schedule 13D is information concerning Management Corp. and other persons and entities as to which such information is required to be disclosed in response to Item 2 and General Instruction C to
Schedule 13D.

(d) and (e)

         None of the Reporting Persons or any of their officers or trustees has been convicted in a criminal proceeding during the past five years (excluding traffic violations and similar misdemeanors).

         None of the Reporting Persons or any of their officers or trustees has been party to a civil proceeding of a judicial or administrative body of competent jurisdiction during the past five years as a result of which it was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

         Item 3.  Source and Amount of Funds or Other Consideration.

         Pursuant to the Amended and Restated Securities Purchase Agreement (as defined below in Item 4), the total consideration paid by Equity Fund, Foreign Fund, Foreign Fund B, Charitable Investment, Putnam, Monitor Partners, Monitor Partners Foreign and the Affiliate Purchasers (collectively, the "THL Entities") in connection with their purchase of the Issuer's Series F Common-Linked Convertible Preferred Stock (the "Series F Stock") was $500,000,077.50.

         Equity Fund, Foreign Fund, Charitable Investment, Monitor Partners and Monitor Partners Foreign obtained funds to make the purchases described herein through capital contributions from their partners. Putnam obtained funds to make its purchase described herein from its working capital. The remaining Affiliate Purchasers obtained funds from their personal accounts to make the purchases described herein.

         Item 4.  Purpose of Transactions.

         The THL Entities entered into the agreements discussed below (collectively, the "Agreements") to purchase the Series F Stock for general investment purposes. The THL Entities retain the right to change their investment intent. Subject to market conditions and other factors, the THL Entities may acquire or dispose of shares of the Issuer from time to time in future open-market, privately negotiated or other transactions.

         Except as set forth herein, the Reporting Persons do not have any plans or proposals which would relate to or result in any of the transactions described in subparagraphs (a) through (j) of Item 4 of Schedule 13D.

         On December 15, 1999, the Issuer and the THL Entities entered into an Amended and Restated Securities Purchase Agreement (the "Purchase Agreement"), pursuant to which the THL Entities purchased 2,597,403 shares of the Series F Stock.

         Pursuant to the Certificate of Designation of the Series F Stock (the "Certificate of Designation"), filed December 14, 1999, at any time after the date of issuance the Series F Stock held by all Reporting Persons are convertible, in the aggregate, into 25,974,030 shares of Common Stock of the Issuer. The Series F Stock is entitled to dividends payable in additional Series F Stock as provided in the Certificate of Designation.

         The Purchase Agreement and the Certificate of Designations discussed in this Item 4 are filed as exhibits to this Schedule 13D and are incorporated herein by reference. The foregoing descriptions of such documents are not intended to be complete and are qualified in their entirety by reference to such exhibits.

         Item 5.  Interest in Securities of the Issuer.

(a) and (b)

         By virtue of the Purchase Agreement and the relationships among the Reporting Persons described herein, the Reporting Persons may constitute a "group" within the meaning of Rule 13d-5(b) under the Exchange Act. As a member of a group, each Reporting Person may be deemed to beneficially own the Series F Stock or Shares beneficially owned by the members of the group as a whole. As of December 15, 1999, the Reporting Persons beneficially owned in the aggregate 25,974,030 (7.4%) of the 353,093,370 outstanding shares of common stock of the Issuer (assuming conversion of the Series F Stock). Each of the Reporting Persons expressly disclaims beneficial ownership of the Series F Stock held by any other members of such group except: (1) Advisors does not disclaim beneficial ownership of the Series F Stock held by Equity Fund, Foreign Fund or Foreign Fund B, (2) Monitor Clipper Partners does not disclaim beneficial ownership of the Series F Stock held by Monitor Partners and Monitor Partners Foreign, and (4) Thomas H. Lee does not disclaim beneficial ownership of the Series F Stock held by Advisors, Management Corp., Charitable Investment, or the Nominee Trust.

         The THL Affiliates other than Equity Fund, Foreign Fund and Foreign Fund B acquired their Series F Stock as a co-investment required by the terms of the partnership agreements of Equity Fund, Foreign Fund and Foreign Fund B. Such agreements require that the THL Affiliates hold and sell their Series F Stock and Shares on a pro rata basis.

         Equity Fund has obtained direct beneficial ownership of 2,039,541 shares of the Series F Stock pursuant to the Purchase Agreement, representing approximately 5.8% of the outstanding Shares (assuming conversion of the Series F Stock). Equity Fund may be deemed to share with Advisors voting and dispositive power with respect to such Series F Stock.

         Foreign Fund has obtained direct beneficial ownership of 69,869 shares of Series F Stock pursuant to the Purchase Agreement, representing approximately 0.2% of the outstanding Shares (assuming conversion of the Series F Stock). Foreign Fund may be deemed to share with Advisors voting and dispositive power with respect to such Series F Stock.

         Foreign Fund B has obtained direct beneficial ownership of 198,087 shares of Series F Stock pursuant to the Purchase Agreement, representing approximately 0.6% of the outstanding Shares (assuming conversation of the Series F Stock). Foreign Fund may be deemed to share with Advisors voting and dispositive power with respect to such Series F Stock.

         Advisors, as sole general partner of Equity Fund, Foreign Fund, and Foreign Fund B may be deemed to share voting and dispositive power with respect to 2,307,497 Series F Stock beneficially owned by Equity Fund, Foreign Fund and Foreign Fund B, which represents approximately 6.5% of the outstanding Shares (assuming conversion of the Series F Stock). The filing of this Schedule 13D by Advisors shall not be construed as an admission that Advisors is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Series F Stock held by Equity Fund, Foreign Fund and Foreign Fund B.

         Charitable Investment has obtained direct beneficial ownership of 13,262 Series F Stock pursuant to the Purchase Agreement, representing less than 0.19% of the outstanding Shares (assuming conversion of the Series F Stock). Charitable Investment may be deemed to share with its General Partner voting and dispositive power with respect to such Series F Stock.

         Thomas H. Lee, as General Director of Advisors, Chief Executive Officer and sole shareholder of Management Corp., General Partner of Charitable Investment, and settlor of the Nominee Trust, may be deemed to share voting and dispositive power with respect to 2,353,475 Series F Stock beneficially owned by such entities, which represents approximately 6.7% of the outstanding Shares (assuming conversion of the Series F Stock). The filing of this Schedule 13D by Thomas H. Lee shall not be construed as an admission that Thomas H. Lee is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Series F Stock held by such entities.

         Monitor Clipper Partners, as sole general partner of Monitor Partners and Monitor Partners Foreign, may be deemed to share voting and dispositive power with respect to 155,844 Series F Stock beneficially owned by Monitor Partners and Monitor Partners Foreign, which represents 0.4% of the outstanding Shares (assuming conversation of the Series F Stock). Monitor Clipper Partners acts by and through its general partner MCP GP, Inc. The stockholders and officers and directors of MCP GP, Inc. are set forth on Schedule III to this
Schedule 13D. The filing of this Schedule 13D by Monitor Clipper Partners shall not be construed as an admission that Monitor Clipper Partners is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of Series F Stock held by Monitor Partners and Monitor Partners Foreign.

         Each of the other Affiliate Purchasers has obtained beneficial ownership of less than 1% of the outstanding Shares. Each of the Affiliate Purchasers has sole voting and sole dispositive power with respect to such Series F Stock beneficially owned by it. David V. Harkins may be deemed to share voting and dispositive power over Series F Stock held by the 1995 Harkins Gift Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Harkins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Series F Stock. Charles W. Robins may be deemed to share voting and dispositive power over Series F Stock held as Custodian for Jesse Albert Lee, as Custodian for Nathan Lee, and as Trustee of the RSL Trust. The filing of this Schedule 13D shall not be construed as an admission that Mr. Robins is, for the purpose of Section 13(d) of the Exchange Act, the beneficial owner of such Series F Stock.

(c) The responses to Items 3 and 4 of this Schedule 13D are incorporated herein.

(d)      Not applicable.

(e)      Not applicable.

         Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer.

         The responses to Items 3, 4, and 5 of this Schedule 13D and the Exhibits to this Schedule 13D are incorporated herein by reference.

         Except for the agreements described in Items 3 and 4, to the best knowledge of the Reporting Persons, there are no contracts, arrangements, understandings or relationships (legal or otherwise) between the persons enumerated in Item 2, and any other person, with respect to any securities of the Issuer, including, but not limited to, transfer or voting of any of the securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of profits, division of profits or losses, or the giving or withholding of proxies.

         Item 7.  Material to be Filed as Exhibits.

         Exhibit 1:        *Joint filing agreement among the Reporting Persons.

         Exhibit 2: Amended and Restated Securities Purchase Agreement dated as of December 15, 1999, among the Issuer and the THL Entities (incorporated by reference to the Issuer's 8-K filed December 15, 1999).

         Exhibit 3: Certificate of Designation, Rights and Privileges of Series F Stock filed with the Secretary of State of Indiana on December 14, 1999 (incorporated by reference to the Issuer's 8-K filed December 15,
                           1999).

         Exhibit 4: Agreement by and among Thomas H. Lee Equity Fund IV, L.P., Monitor Clipper Equity Partners, L.P. and Monitor Clipper Equity Partners (Foreign), L.P. dated as of December 15, 1999.

         *Filed herewith.

                                   Signatures

           After reasonable inquiry and to the best knowledge and belief of each of the undersigned, such person certifies that the information set forth in this Statement with respect to such person is true, complete and correct.

                       THOMAS H. LEE EQUITY FUND IV, L.P.

                                By: THL Equity Advisors IV, LLC, its General Partner

                                By:  /s/David V. Harkins
                                Name:    David V. Harkins
                                Title:   Managing Director


                           THL EQUITY ADVISORS IV, LLC

                                By:   /s/David V. Harkins
                                Name:        David V. Harkins
                                Title:       Managing Director



                               /s/Thomas H. Lee
                               Thomas H. Lee

                            MONITOR CLIPPER EQUITY PARTNERS, L.P.

                            By:      MONITOR CLIPPER PARTNERS, L.P., its
                                     General Partner

                            By:      MCP GP, INC., its General Partner


                            By:      /s/Kevin MacDonald
                                     Authorized Signatory

                            MONITOR CLIPPER EQUITY PARTNERS (FOREIGN), L.P.


                            By:      MONITOR CLIPPER PARTNERS, L.P., its
                                     General Partner

                            By:      MCP GP, INC., its General Partner


                            By:      /s/Kevin MacDonald
                                     Authorized Signatory


                            MONITOR CLIPPER PARTNERS, L.P.

                            By:      MCP GP, INC., its General Partner


                            By:      /s/Kevin MacDonald
                                     Authorized Signatory

                    Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., THL Investment Management Corp., Thomas H. Lee Charitable Investment Limited Partnership, 1997 Thomas
                    H. Lee Nominee Trust, Putnam Investments, Inc., David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, Soren L. Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Charles W. Robins as Trustee of the RSL Trust, Stephen Zachary Lee, Charles W. Robins as Custodian for Jesse Albert Lee under the Massachusetts Uniform Transfers to Minors Act, Charles
                    W. Robins as Custodian for Nathan Lee under the Massachusetts Uniform Transfers to Minors Act, Charles W. Robins, James Westra, Gregory A. Ciongoli, Nancy M. Graham,
                    P. Holden Spaht, Dianne M. Barriere,  Kim H. Oakley, Charles
                    P. Holden, Kevin F. Sullivan

                    By: David V. Harkins, Attorney-in-fact for the above-named parties pursuant to powers of attorney executed in favor of and granted and delivered to him and included in Exhibit 2 hereto.

                                /s/David V. Harkins
                                David V. Harkins,
                                Attorney-in-fact

                                   SCHEDULE I




David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, Soren L. Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, RSL Trust, Stephen Zachary Lee, Charles W. Robins as Custodian for Jesse Albert Lee under the Massachusetts Uniform Transfers to Minors Act, Charles W. Robins as Custodian for Nathan Lee under the Massachusetts Uniform Transfers to Minors Act, Charles W. Robins, James Westra, Gregory A. Ciongoli, Nancy M. Graham, P. Holden Spaht, Dianne M. Barriere, Kim
H. Oakley, Charles P. Holden, Kevin F. Sullivan

                                   SCHEDULE II


     Each of the following individuals is a United States citizen and, with the exception of Charles W. Robins, James Westra, Jesse Albert Lee and Nathan Lee, is employed by the Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109: David V. Harkins, Scott A. Schoen, C. Hunter Boll, Scott M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent
R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, Soren L. Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Stephen Zachary Lee, Jesse Albert Lee, Nathan Lee, Charles W. Robins, James
Westra, Gregory A. Ciongoli, Nancy M. Graham, P. Holden Spaht, Dianne M. Barriere, Kim H. Oakley, Charles P. Holden, Kevin F. Sullivan.

     Charles W. Robins and James Westra are employed by Hutchins, Wheeler & Dittmar, a Professional Corporation, 101 Federal Street, Boston, Massachusetts 02110. Jesse Albert Lee and Nathan Lee are not employed.

     Each of the following officers and trustees of THL Investment Management Corp. is a United States citizen and, with the exception of Charles W. Robins and James Westra, is employed by the Thomas H. Lee Company, 75 State Street, Boston, Massachusetts 02109:

THL Investment Management Corp.

Chief Executive Officer:   Thomas H. Lee
                           31 Old Farm Road, Lincoln, MA  01773
Chairman of the Board:     Thomas H. Lee
                           31 Old Farm Road, Lincoln, MA  01773

President:                          David V. Harkins
                           8 Corn Point Road, Marblehead, MA 01945

Vice Presidents:           C. Hunter Boll
                           45 Fletcher Street, Winchester, MA 01890

                           Anthony J. DiNovi
                           3 Ravine Road, Wellesley, MA  02181

                           Thomas M. Hagerty
                           256 Beacon Street, #4, Boston, MA 02116

                           Wendy L. Masler
                           11 Waverly Street, #3, Brookline, MA 02115

                           Scott A. Schoen
                           191 Kings Grant Road, Weston, MA  02193

                           Thomas R. Shepherd
                           172 Harvard Road, Stow, MA  01775

                           Warren C. Smith, Jr.
                           38 Coolidge Lane, Dedham, MA  02026

                           Scott M. Sperling
                           4 Moore Road, Wayland, MA  01778

                           Seth W. Lawry
                           370 Concord Avenue, Weston, MA  02193

                           Kent R. Weldon
                           134 West Newton Street, Boston, MA 02118

Treasurer:                 Wendy L. Masler
                           11 Waverly Street, #3, Brookline, MA 02115

Assistant Treasurer:       Andrew D. Flaster
                           4 Fairfield Drive, Lexington, MA  02173

Clerk:                     Wendy L. Masler
                           11 Waverly Street, #3, Brookline, MA 02115

Assistant Clerks:          Charles W. Robins
                           50 Lehigh Road, Wellesley, MA 02181

                           James Westra
                           5 Stage Hill Road, Wenham, MA  01984

                                  SCHEDULE III

                       List of Stockholders of MCP GP, Inc

            Stockholder                                                  Shares of Common Stock

     Michael A. Bell                                                            17.237
     Robert B. Calhoun                                                          19.913
     Eugene M. Freedman                                                         10.638
     Kevin A. Macdonald                                                         19.152
     Mark T. Thomas                                                             15.823
     William L. Young                                                           17.237
                                                                                ------
           Total Shares                                                         100.00


                 Executive Officers and Directors of MCP GP, Inc

 Name/Title                  Business Address                  Citizenship


Mark T. Thomas,               Two Canal Park                   United States
President, Secretary          Cambridge, MA 02141
 and Director

Kevin A. Macdonald,           Two Canal Park                   United States
Treasurer and Director        Cambridge, MA 02141


Michael A. Bell               Two Canal Park                   United States
Director                      Cambridge, MA  02141

Eugene M. Freedman            Two Canal Park                   United States
Director                      Cambridge, MA  02141

William L. Young              Two Canal Park                   United States
Director                      Cambridge, MA  02141

Robert B. Calhoun             Two Canal Park                   United States
Director                      Cambridge, MA  02141

Richard C. Broyd              Two Canal Park                   United States
Director                      Cambridge, MA  02141

                            Exhibit 1 to Schedule 13D
                                  Conseco, Inc.

                             JOINT FILING AGREEMENT

     Agreement made this 21st day of December, 1999, by and between each of the undersigned.

         WHEREAS, each of the undersigned is required to file a Schedule 13D with respect to ownership of securities in Conseco, Inc.; and

         WHEREAS, each of the undersigned is individually eligible to use this
Schedule 13D;

         NOW, THEREFORE, the undersigned agree to file only one Schedule 13D reflecting their combined beneficial ownership of securities in Conseco, Inc. and each of the undersigned hereby designates and appoints each of Thomas H. Lee Equity Fund IV, L.P., David V. Harkins and Thomas M. Hagerty as its attorney-in-fact with full power of substitution for each of them, each acting singly, to sign, file and make any amendments to this Schedule 13D.

                       THOMAS H. LEE EQUITY FUND IV, L.P.

                                            By:  THL Equity Advisors IV, LLC,
                                                 its General Partner

                                            By:      /s/David V. Harkins
                                            Name:    David V. Harkins
                                            Title:   Managing Director

                       THL EQUITY ADVISORS IV, LLC


                                            By:       /s/David V. Harkins
                                            Name:     David V. Harkins
                                            Title:    Managing Director



                                            /s/Thomas H. Lee
                                            Thomas H. Lee

                        MONITOR CLIPPER EQUITY PARTNERS, L.P.

                                            By:  MONITOR CLIPPER PARTNERS, L.P.,
                                                 its General Partner

                                            By:MCP GP, INC., its General Partner


                                            By: /s/Kevin MacDonald
                                                Authorized Signatory


                         MONITOR CLIPPER EQUITY PARTNERS
                                 (FOREIGN), L.P.

                                          By:  MONITOR CLIPPER PARTNERS, L.P.,
                                                 its General Partner

                                          By:  MCP GP, INC., its General Partner


                                          By: /s/Kevin MacDonald
                                              Authorized Signatory


                         MONITOR CLIPPER PARTNERS, L.P.

                                          By: MCP GP, INC., its General Partner


                                          By: /s/Kevin MacDonald
                                             Authorized Signatory

               Thomas H. Lee Foreign Fund IV, L.P., Thomas H. Lee Foreign Fund IV-B, L.P., THL Investment Management Corp., Thomas H. Lee Charitable Investment Limited Partnership, 1997 Thomas H. Lee Nominee Trust, Putnam Investments, Inc., David V. Harkins, The 1995 Harkins Gift Trust, Scott A. Schoen, C. Hunter Boll, Scott
               M. Sperling, Anthony J. DiNovi, Thomas M. Hagerty, Warren C. Smith, Jr., Seth W. Lawry, Kent R. Weldon, Terrence M. Mullen, Todd M. Abbrecht, Charles A. Brizius, Scott L. Jaeckel, Soren L. Oberg, Thomas R. Shepherd, Wendy L. Masler, Andrew D. Flaster, Stephen Zachary Lee, Charles W. Robins as Trustee of the RSL Trust, Charles W. Robins as Custodian for Jesse Albert Lee under the Massachusetts Uniform Transfers to Minors Act, Charles W. Robins as Custodian for Nathan Lee under the Massachusetts Uniform Transfers to Minors Act, Charles W. Robins, James Westra, Gregory A. Ciongoli, Nancy M. Graham, P. Holden Spaht, Dianne M. Barriere, Kim H. Oakley, Charles P. Holden, Kevin F. Sullivan


                    By: David V. Harkins, Attorney-in-fact for the above-named parties

                         /s/David V. Harkins
                         David V. Harkins,
                        Attorney-in-fact